EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 1st day of August, 2019 is entered into by Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called "the Company") and John E. Hanson ("Executive").
WHEREAS, the Company desires to employ Executive and Executive desires to become employed by the Company;
THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Effective Date: This Agreement shall become effective on August 6, 2019 ("Effective Date").
2.    Term of Employment: Executive will be employed by the Company for an indefinite term, subject to termination as set forth below.
3.    Position: Executive shall serve as President -Pet Consumer Products He shall perform those duties and responsibilities consistent with such position that are assigned to him by the Chief Executive Officer. Executive's position and related terms and conditions of employment may from time to time be modified by the Company in its discretion.
4.    Full Time Performance of Duties: During the Term of Employment, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive agrees to devote substantially all his business time, attention, skill, and efforts to the faithful and loyal performance of his duties under this Agreement and shall not during his employment with the Company engage in any other business activities, duties or pursuits, render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Company. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities for which Executive will not receive additional compensation from the Company, shall not be considered a breach of this Agreement if those activities do not materially interfere with the services required of Executive under this Agreement.
5.    Salary: The Company will pay Executive an annualized base salary of $450,000 in accordance with the Company's payroll practices for executives. Executive will be eligible for periodic salary reviews consistent with the Company's salary review practices for executives. Upon Executive's relocation to the San Francisco Bay Area, Executive's annualized base salary shall be increased in an amount deemed appropriate in the discretion of the Compensation Committee of the Company's Board of Directors..
6.    Bonus: Executive will be paid a signing bonus in the amount of $300,000. The Company shall pay $100,000 of this amount upon the Effective Date and the remaining $200,000 upon Executive's relocation to the San Francisco bay area. If Executive terminates his employment within one year of the Effective Date, Executive shall repay this sign-on bonus in its entirety to the extent it has been paid to Executive. If Executive terminates his employment after one year but before two years from the Effective date, Executive will be obligated to repay $200,000 if Executive has relocated to the San Francisco Bay area and been paid the portion of the sign-on bonus contingent upon such relocation. If Executive terminates his employment after two years but prior to three years from the Effective Date, Executive will be obligated to repay $100,000 to the Company if Executive has relocated to the San Francisco Bay area and has been paid the portion of the sign-on bonus contingent upon such relocation. Executive will also be eligible for a discretionary performance bonus each year during the Term of Employment with a target amount of fifty percent (50%) of

Executive's base salary in effect at the beginning of the year in question, to be awarded upon attainment of the annual operating goals and the personal goals established by the Chief Executive Officer of Central Operating Companies. The award and amount of any such bonus shall be in the discretion of the Company. For FY2019, Executive shall be paid a bonus of not less than $37,500 for his period of employment during that fiscal year payable when bonuses are paid to other named executive officers for that year.
7.    Options: On the Effective Date, Executive will be granted a non-qualified stock option to purchase a number of shares of Company Common Stock (CENT A) with a Black Scholes value, as determined by the Company in its sole discretion, equal to $200,000. The exercise price of such options will be equal to the "fair market value" upon the date of grant. The options shall vest over a four (4) year period at a rate of twenty-five percent (25%) per year with the first tranche vesting on the first anniversary of the date of grant. All options shall expire on the sixth anniversary of date of grant. The right to exercise the options shall be consistent with the terms of the Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan. All determinations as to fair market value, Black Scholes value or numbers of shares required by this Section 7 shall be made by the Board of Directors in its sole discretion. At the time of the Companywide option grant for each subsequent fiscal year during which Executive is employed hereunder, Executive will receive a similar grant of a non-qualified stock option to purchase a number of shares of Company Common Stock (CENT A) with a Black Scholes value, as determined by the Company in its sole discretion, equal to $200,000. If Executive terminates his employment as set forth in Section 15 or the Company terminates Executive's employment without cause as set forth in Section 16, and in either case, Executive executes a general release as contemplated by such Section, all options not yet vested shall continue to vest in accordance with the terms of Section 15 or Section 16; provided, however, that in the fiscal year of termination, only a prorated portion of the options granted with respect to that fiscal year - measured by the portion of the fiscal year during which Executive is employed by the Company - will continue to vest.
8.    Restricted Stock: The Executive will receive restricted shares of Central Garden & Pet Company Stock (CENT A) with a value of $450,000 on the grant date which shall be granted within thirty (30) days of the Effective Date of this Agreement. These shares shall vest at the rate of 33% per year, beginning at the end of year three (3) and being fully vested at the end of year five (5). Executive shall be eligible for a grant of additional restricted stock during the initial quarter of the 2020 fiscal year.
9.    Benefits: Subject to all applicable eligibility requirements Executive will be eligible to participate in any and all 401(k), medical, dental, life and long-term disability insurance and/or other benefit plan which, from time to time, may be established as generally applicable to other similarly situated Company executives. If Executive elects not to participate in the Company's group health plan for any period of his employment, he shall receive an allowance to cover medical expenses equal to $15,000 per year for such period. When Executive relocates to the San Francisco bay area, he shall be entitled to full relocation benefits, in accordance with the Company's relocation benefits policy.
10.    Vacation: Executive will earn four (4) weeks vacation annually. Executive's maximum vacation accrual will be six (6) weeks. Once Executive has accrued six (6) weeks vacation, he will stop earning vacation until he has taken vacation and reduced his accrual below six (6) weeks.
11.    Automobile: During the Term of Employment, the Company will provide Executive with a monthly automobile allowance of $1000.00. Executive is responsible for taxes, if any, associated with this allowance.
12.    Reimbursement of Expenses: The Company will reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement in accordance with the Company's policies, upon presentation by Executive of documentation, expense statements, vouchers and/or other supporting information as the Company may request. Such reimbursable expenses shall include Executive's temporary living expenses and associated travel during the period before his relocation to the San Francisco Bay Area. In no event shall reimbursements be made for expenses incurred by Executive after the end of the calendar year following the calendar year in which Executive incurs the expense.
13.    Incapacity or Death: In the event that Executive becomes physically or mentally disabled or incapacitated such that it is the reasonable, good faith opinion of the Company that Executive is unable to perform the services required under this Agreement with or without reasonable accommodation, then after four (4) months of continuous physical or mental disability, this Agreement will terminate; provided, however, that during this four (4) month period, Executive shall be entitled to the continuation of his compensation as provided by this Agreement; however such continued payments by the Company shall be integrated with any disability, workers' compensation, or other insurance payments received, such that the total amount does not exceed the compensation as provided by this Agreement. For purposes of this Agreement, physical or mental disability does not include any disability arising from current use of alcohol, drugs or related issues. Notwithstanding the foregoing, if the Company terminates Executive's employment due to incapacity, all previously granted stock options and restricted stock shall continue to vest notwithstanding such incapacity or termination of employment, and with respect to stock options, shall remain exercisable until the expiration date of each such stock option set forth in Section 7 hereof. In the event of Executive's death during the term of this Agreement: (a) all previously granted stock options shall immediately vest and be exercisable by his estate until the applicable stock option expiration date; and (b) the service requirements of any previously granted restricted stock shall be waived, but the performance requirements, if any, shall still be applicable. Further, if the Company terminates Executive's employment due to incapacity or in the event of Executive's death during the term of this Agreement, all restricted stock previously earned will be immediately released to Executive or his estate, as the case may be.
14.    Termination by the Company For Cause: The Company may terminate Executive for cause. If Executive is terminated for cause, he will receive only his compensation earned pro rata to the date of his termination. All other benefits will cease on the date of Executive's termination. Cause shall be defined as:
(a)    An act or omission constituting negligence or misconduct which is materially injurious to the Company;
(b)    Failure to comply with the lawful directives of the Board of Directors;
(c)    A material breach of this Agreement by Executive, which is not cured within thirty (30) days after written notice thereof;
(d)    Failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure;
(e)    The abuse of alcohol or drugs;
(f)    Fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company;
(0)    A material violation of any securities law, regulation or compliance policy of the Company;
(h)    Executive's death or incapacity exceeding four (4) months as provided in Section 13 above.

15.    Termination By Executive For Cause: Executive may terminate this Agreement at any time in the event of a material breach by the Company by giving thirty (30) days written notice to the Company's Vice President of Human Resources if the Company fails to cure such material breach or take meaningful steps towards cure of such breach within such 30 day period. If Executive properly terminates his employment under this section, within ten (10) days after a general release signed by Executive and the Company substantially in the form of the general release attached hereto as Exhibit C becomes irrevocable, Executive will be entitled to continued vesting of previously granted stock options and restricted stock to the extent provided in Sections 7 and 8 hereof and subject to his compliance with the terms of the Post Employment Consulting Agreement attached hereto as Exhibit B. Such continued vesting shall be Executive's sole and exclusive remedy in the event of a termination of this Agreement by Executive pursuant to this Section 15.
16.    Termination By The Company Without Cause: The Company may terminate Executive's employment under this Agreement at any time without cause by giving Executive thirty (30) days written notice of termination. If the Company terminates Executive under this section, within 10 days after Executive signs a general release of claims in a form acceptable to the Company that becomes irrevocable, provided a later payment is not required by Section 17 below, the Company will pay Executive a severance consisting of a continuation of Executive's base salary for a nine (9) month period, subject to applicable payroll deductions, and health insurance continuation for nine (9) months, with the COBRA continuation period to commence at the end of the nine (9) month's salary and health insurance continuation period. Executive will be provided, at most, sixty (60) days to consider whether to sign such release. Severance payments shall cease, and no further severance obligation will be owed, in the event Executive obtains other equivalent employment during the severance period. Executive will be entitled to continued vesting of previously-granted stock options and restricted stock to the extent provided in Sections 7 and 8 hereof and subject to his compliance with the terms of the Post Employment Consulting Agreement attached hereto as Exhibit B. However, such reduction in severance shall not apply and Executive's severance will not be reduced by any income executive receives under the Post-Employment Consulting Agreement. Such severance payments shall be Executive's sole and exclusive remedy in the event of a termination of this Agreement by the Company without cause. At its option, the Company may pay Executive thirty (30) days additional salary and benefits provided in this Agreement in lieu of giving Executive the thirty (30) days notice as provided above.
17.    Section 409A Delay: Each payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with Executive's separation from service are not exempt from Section 409A and that Executive is a "specified employee" (within the meaning of Section 409A) at the time of his separation from service, then payment of such non-exempt payments shall not be made until the date that is six (6) months and one day after his separation from service (or, if earlier, his death), with any payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following his separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.
18.    Termination by Executive Without Cause: Executive may terminate his employment without cause by giving the Company thirty (30) days written notice of termination. If Executive terminates his employment without cause under this section, he will receive only his salary and benefits earned pro rata to the date of his termination. All other salary and benefits will cease on the date of Executive's termination. At its option, the Company may pay Executive his salary and benefits provided in this Agreement through the effective date of his written notice of termination and immediately accept his termination.

19.    Confidential Business Information: The Company has and will continue to spend significant time, effort and money to develop proprietary information which is vital to the Company's business. During Executive's employment with the Company, Executive has and will have access to the Company's confidential, proprietary and trade secret information including but not limited to information and strategy relating to the Company's products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called "Company Confidential Information"). Executive will not, during his employment with the Company or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive's own benefit or for the benefit of others besides the Company, any Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.
20.    Non-Solicitation of Employees: While Executive is employed by the Company and for twelve (12) months after such employment terminates, Executive will not (acting either directly or indirectly, or through any other person, firm, or corporation) induce or attempt to induce or influence any employee of the Company to terminate employment with the Company when the Company desires to retain that person's services.
21.    Duty of Loyalty: During term of this Agreement, Executive agrees that he will not, nor will he permit any entity or other person under his control, to directly or indirectly hold, manage operate or control, or participate in the ownership, management, operation or control of, or render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products.
22.    Separability: Each provision of this Agreement is separable and independent of the other provisions. If any part of this Agreement is found to be invalid, the remainder shall be given full force and effect as permitted by law.
23.    Complete Agreement: This Agreement constitutes the entire agreement between Executive and the Company regarding the subjects covered by this Agreement. No other agreement, understanding, statement or promise other than those contained in this Agreement is part of their employment agreement or will be effective. Any modification of this Agreement will be effective only if it is in writing and signed by the Chief Executive Officer of the Company.
24.    Notice: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

(a) If to the Company to:	Central Garden & Pet Company 1340 Treat Blvd., Suite 600 Walnut Creek, CA 94597 Attention:
with a copy to:	Central Garden & Pet Company 1340 Treat Blvd., Suite 600 Walnut Creek, CA 94597 Attention: George Yuhas, General Counsel
(b)    If to the Executive to:

25.    Related Agreements: As an inducement to the Executive and to the Company to enter into this Agreement, Executive has executed Exhibit A, Agreement to Protect Confidential Information, Intellectual Property and Business Relationships, attached and incorporated by reference and Exhibit B, Post Consulting Agreement. Exhibits A and B shall survive the termination of this Employment Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year referenced above.

/s/ John E. Hanson

Central Garden & Pet Company
By
/s/ George Yuhas

EXHIBIT A
AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL
PROPERTY AND BUSINESS RELATIONSHIPS
This Agreement is made this 15th day of April, 2019 (the "Effective Date") by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called "the Company") and John E. Hanson ("Executive," "I" or "Me").
I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called "the Company"), I have had and will continue to have access to Confidential Information (as defined below) and valuable business relationships;
I RECOGNIZE that my employment in certain capacities with a competitor could involve the use or disclosure of Company Confidential Information;
I RECOGNIZE that the Company's Confidential Information and business relationships are critical to its success in the marketplace. The Company operates on a nationwide-basis, and therefore, the Company's commitment to protecting its Confidential Information and business relationships is nationwide;
I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;
THEREFORE, in consideration for the compensation provided to me, to prevent the use or disclosure of Company Confidential Information, and to protect the valuable business relationships of the Company, I agree to the following:
1.    Definitions.
(a)    Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean any information, including third-party information, provided to the Company in confidence, regarding the Company, its business, its plans, its customers, its contracts, its suppliers, or its strategies, that is not generally known and provides the Company with an actual or potential competitive advantage over those who do not know it. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company's confidential, proprietary and trade secret information, which may include information and strategies relating to the Company's products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.
(b)    Relevant Territory. For purposes of this Agreement, "Relevant Territory" shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the two (2) years prior to my separation from the Company for any reason.
(c)    Services. For purposes of this Agreement, "Services" shall mean the same or similar activities in which I engaged during the two (2) years prior to my separation from the Company for any reason.

    2.    Confidentiality. I agree that I will not, during my employment with the
Company (except in furtherance of the Company's interests), or at any time after employment terminates, without the prior written consent of the Company Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products for any business entity if that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. To the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information rather than a trade secret under applicable law, the prohibition on use and disclosure of that specific information shall be in effect for a period of three years after the termination of my employment with the Company; otherwise the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used of disclosed, I will contact the Company Vice President of Human Resources.
    3.    Post-Employment Activities.
(a)    Non-Competition. For twelve (12) months after the termination of my employment with the Company, I will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products or which would otherwise conflict with my obligations to the Company. This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.
(b)    Non-Solicitation of Customers. For twelve (12) months after the termination of my employment with the Company, I will not solicit directly or indirectly, on behalf of any business entity described in paragraph (a) of this section or which otherwise competes with the Company, any customer I solicited or serviced, or any customer about whom I learned Confidential Information, while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable.
(c)    Non-Solicitation of Employees. For twelve (12) months after the termination of my employment with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.
(d)    Duty to Present Contract. For twelve (12) months after the termination of my employment with the Company, before I accept employment with any person or organization that is engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company's Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.
    4.    Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

5.    Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company's business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employs me in a capacity in which I violate this Agreement shall be liable for damages and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I acknowledge that the law that governs restrictive covenants such as this, is important, rapidly changing and varies from state to state. I also understand that the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at the time I enter this Agreement. I understand that I have been advised to consult with an attorney of my choice to discuss this agreement and my legal obligations under this agreement after my termination of employment. I understand that Paragraphs 3(a) and 3(b) do not apply and will not be enforced in California or other states where restrictions such as contained in those paragraphs are not permitted.
6.    Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.
7.    Non Waiver. I agree that the Company's determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.
8.    Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.
9.    Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.
AGREED AND ACCEPTED BY:
John E. Hanson
_________________________________

George A. Yuhas
General Counsel
Central Garden & Pet Company

EXHIBIT B
POST EMPLOYMENT CONSULTING AGREEMENT
This Agreement is made as of April 15, 2019 (the "Effective Date") by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called "the Company") and John E. Hanson ("Executive").
WHEREAS, Executive recognizes that in his capacity as a key executive with the Company he will provide unique services that will be exceedingly difficult to replace after termination of his employment;
WHEREAS, Executive recognizes that the Company desires continued access to Executive's unique services, knowledge and a reasonable transition after the termination of Executive's employment;
WHEREAS, Executive recognizes that he has been provided adequate consideration for entering into this Consulting Agreement ("Agreement");
THEREFORE, in consideration of the employment of Executive and other good and adequate consideration, Executive and the Company agree to the following:
1.    Right to Receive Consulting Services. Executive hereby grants the Company the right to receive continuing Consulting Services on the terms provided herein following termination of Executive's employment with the Company.
2.    Consulting Services. Executive will provide continuing strategic advice and counsel related to the business issues and projects Executive was involved in while employed by the Company ("Consulting Services"). Consulting Services shall perform at such times and in a manner as are mutually agreed and shall, on average, consist of ten (10) hours per month during the Term of Agreement.
3.    Term of Agreement. Executive will provide Consulting Services effective upon termination of Executive's employment with the Company and continuing for a period through December 31, 2024 or two (2) years from the termination of employment, whichever is later ("Term of Agreement").
4.    Compensation. Executive shall be paid ten percent (10%) of his base salary at the time of termination of Executive's employment with the Company for each of the years during the Term of Agreement. This amount shall be paid one-twelfth (1/12) at the end of each month.
5.    Expenses. During the Term of Agreement, Executive will be reimbursed by the Company for all expenses necessarily incurred in the performance of this Agreement.
6.    Termination.    Notwithstanding the Term of Agreement specified above, this Agreement shall terminate under any of the following circumstances: (a) in the event Executive dies, this Agreement shall terminate immediately; (b) if due to physical or mental disability, Executive is unable to perform the services called for under this Agreement with or without reasonable accommodation, either the Company or Executive may terminate this Agreement by providing thirty (30) days' written notice; provided, however, that in the event of termination of Executive by the Company under this clause (b) the Company shall accelerate the vesting of any employee stock options previously granted to Executive which would otherwise cease to vest as a result of such termination; (c) Executive materially breaches the terms of this Agreement; (d) the Company terminates Executive's employment for cause pursuant to Section 14 of the Employment Agreement dated April
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15, 2019, between the Company and Executive; and (e) the parties may terminate this Agreement by mutual written agreement.
7.    Unique Services. Duty of Loyalty. Executive acknowledges and agrees that the services he performs under this Agreement are of a special, unique, unusual, extraordinary, or intellectual character, which have a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive further acknowledges and agrees that during his employment and, provided the Company exercises its option to engage Executive to provide Consulting Services and compensate him under the terms of this Agreement, then during the Term of Agreement he will have a continuing fiduciary duty and duty of loyalty to the Company. He agrees that during the Term of Agreement, he will not render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet related products or which would otherwise conflict with his obligations to the Company. Notwithstanding the foregoing, nothing contained in this Section 7 shall prevent Executive from serving on the Board of Directors of one or more companies or other entities which are not principally engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, animal nutrition or pet-related products during the Term of Agreement.
8.    Confidential Information or Materials. During the Term of Agreement, Executive will have access to the Company's confidential, proprietary and trade secret information including but not limited to information and strategy regarding the Company's products and services including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries; product development plans; business, acquisition and financial plans and forecasts and marketing and sales plans and forecasts (collectively called "Company Confidential Information"). Executive will not, during the Term of Agreement or thereafter, directly or indirectly disclose to any other person or entity, or use for Executive's own benefit or for the benefit of others besides Company, Company Confidential Information. Upon termination of this Agreement, Executive agrees to promptly return all Company Confidential Information.
9.    Remedies. Executive understands and acknowledges that Company's remedies at law for any material breach of this Agreement by Executive are inadequate and that any such breach will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, Executive agrees that the Company shall have the right to seek specific performance and injunctive relief. It is also expressly agreed that, in the event of such a breach, Company shall also be entitled to recover all of its costs and expenses (including attorneys' fees) incurred in enforcing its rights hereunder.
10.    Independent Contractor Status. For all purposes, during the Term of Agreement, Executive shall be deemed to be an independent contractor, and not an employee or agent of the Company. Accordingly, Executive shall not be entitled to any rights or benefits to which any employee of Company may be entitled.
11.    Other Employment. Nothing in this Agreement shall prevent Executive from performing services for other employers or business entities, consistent with the terms of this Agreement, during the Term of Agreement.
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12.    Intellectual Property Rights. Company shall" have sole ownership of and all right, title and interest, to all data, drawings, designs, analyses, graphs, reports, products, tooling, physical property, computer programs, software code, trade secrets and all inventions, discoveries and improvements or other items or concepts, whether patentable or not, (collectively, "Intellectual Property") which are conceived or reduced to practice during the Term of Agreement and arising out of or relating to the services performed hereunder or using the equipment or resources of the Company. To the extent any such Intellectual Property qualifies as a "work for hire" under the United States Copyright Act (17 U.S.C. Sec. 101), Executive agrees that the Company is the author for copyright purposes. To the extent that any Intellectual Property is not a work for hire, Executive agrees to assign, and hereby does assign, its entire right, title and interest in such Intellectual Property, including the right to sue for past infringements.
13.    No Authority to Bind Company. During the Term of Agreement, Executive will not have any authority to commit or bind Company to any contractual or financial obligations without the Company's prior written consent.
14.    Assignment. This is a personal services agreement and Executive may not assign this Agreement, or any interest herein, without the prior written consent of the Company.
15.    Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by both parties.
16.    Agreement Enforceable to Full Extent Possible. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.
17.    The parties agree to all of the terms and conditions set forth above.

Dated:
(John E. Hanson)

Dated:		Central Garden & Pet Company

By:
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